Exhibit 99.1

Human Nutrition & Health

Animal Nutrition & Health

Specialty Products

Industrial Products

FOR IMMEDIATE RELEASE

Balchem Corporation Announces Dividend

New Hampton, New York. December 15, 2017.  Balchem Corporation (NASDAQ: BCPC) today announced that on December 13, 2017, its Board of Directors declared a dividend on its shares of common stock equal to $0.42 per share, payable on January 19, 2018 to holders of record on December 27, 2017. This dividend reflects a 10.5% increase over the prior year cash dividend.

Ted Harris, Balchem’s President and CEO, stated, “Balchem has a long standing commitment to an annual dividend and we are pleased to announce the continuation of that commitment.  This dividend represents the ninth consecutive increase in our annual dividend, reflecting both the consistently outstanding financial performance the company has delivered and the Board’s continued confidence in our long-term strategies.”

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2016. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:	Mary Ann Brush, Balchem Corporation
Telephone: 845-326-5600